EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
Kate Messmer
ICR, LLC
678-421-3800

PRIMEDIA NOTIFIED BY NYSE OF NON-COMPLIANCE

WITH A CONTINUED LISTING STANDARD

Atlanta, GA, November 24, 2008 – PRIMEDIA Inc. (NYSE: PRM), today announced that it has received written notice from the New York Stock Exchange (the “NYSE”) that the Company does not satisfy one of the NYSE’s standards for continued listing applicable to the Company’s common stock. The NYSE noted specifically that the Company was “below criteria” for the NYSE’s continued listing standards because its average total market capitalization was less than $75 million over a 30 trading-day period.

Under applicable NYSE rules, the Company has until January 2, 2009 to submit a plan that demonstrates its ability to achieve compliance with the continued listing standards within 18 months of receipt of the notice. The Company has notified the NYSE of the Company’s intent to submit a plan to remedy its non-compliance within the 18-month period.

In the event that the NYSE does not accept the Company’s plan, PRIMEDIA’s common stock would be subject to suspension and delisting proceedings. Neither delisting from the NYSE nor non-compliance with the NYSE’s listing standards affects the Company’s compliance with the requirements of its credit facilities.

About PRIMEDIA Inc.

PRIMEDIA Inc. enables millions of consumers nationwide to find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords and real estate professionals.

Forward-looking Statements

Certain matters discussed in this release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. These risks and uncertainties include (1) difficulty in timely developing a plan to achieve compliance that is acceptable to the NYSE, (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards and (3) other factors, which can be found in the Company’s securities filings, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions the reader that undue reliance should not be placed on any forward-looking statements; which speak only as of the date of this release.